Exhibit 10.18

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

PRIVATE & CONFIDENTIAL

This Service Agreement (the “Agreement”) is made and effective 18TH SEPTEMBER 2024 between GRAND HARVEST CORPORATION LIMITED (Company No.: 860483), a company duly incorporated under the laws of Hong Kong and having its business address at Room 803, Tung Hip Commercial Building,248 Des Voeux Road Central, Hong Kong (“GHC”) and GLOBAL IBO GROUP LTD. (Company No.: 403069), a company duly incorporated under the laws of Hong Kong and having its business address at Unit 2905 & Unit 2912, 29/F, Metroplaza Tower 2, 223 Hing Fong Road, Kwai Chung, N.T., Hong Kong (the “Service Provider”)

WHEREAS

The Service Provider has agreed to carry out works for GHC for the sum of USD60,000,000.00 pursuant to the terms of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

“Additional Services” means any services provided by Service Provider outside of the contracted scope of Services including any consultancy, training, customized programming assistance, additional services provided at the GHC’s site(s) or time incurred due to GHC’s failure to comply with its obligations under this agreement. Unless otherwise agreed in writing the terms and conditions of this agreement shall apply to any such additional Services provided.

“Agreement” means the terms and conditions specified or expressly incorporated herein including the Support Services and pricing agreed between GHC and the Service Provider in respect of the Services. The parties expressly agree conditions printed or referred to in any such purchase contract, order or other written documentation issued by GHC concerning the subject matter hereof.

“Business Day” means 8 hours between 9.00 a.m. and 5.00 p.m. on a normal working day, Monday to Friday, excluding public holidays, in the location of the Service Provider’s company with which GHC has contracted, or if the Services are being performed at GHC’s site, then at the site location.

“Current Release” means the most recent version of the Product(s) or Software Release supplied to GHC.

“Documentation” means the latest version of any operating manuals, user instructions, specifications and technical literature in printed or electronic form supplied by the Service Provider to GHC for aiding the use and application of the Product(s).

“Effective Date” means the date upon which the Agreement first becomes effective.

“Module” means an extension to a main program dedicated to a specific function.

“Problem Report” means a report from GHC to the Service Provider concerning an Error, registered by e-mail, fax, or on the WWW URL, using the contract details specified in Schedule 1.

“Product(s)” means the Service Provider software modules that is licensed / handed over to GHC.

“Services” means the technical support, maintenance, advice and assistance to be provided to GHC under the terms of this Agreement.

“System” means the configuration of integrated hardware, firmware and operating system software in which GHC is using the Product(s).

2.	SCOPE OF SERVICES

2.1.	Subject to the terms of this Agreement, the Service Provider shall provide to GHC the Services more particularly described in Schedule 2 and provided always that GHC shall have paid to the Service Provider all of the Charges according to the Payment Schedule specified in Schedule 3 in connection with the provision of such Services, and otherwise observed all of its obligations therein set forth.

2.2.	The Service Provider shall not be obliged whether in relation to GHC or any third party or otherwise generally, to provide any Services in connection with any release or version of the Software or any modules comprised therein otherwise than in respect of the Version thereof licensed / handed to GHC pursuant to this Agreement.

3.	CONFIDENTIALITY

3.1.	Each party agrees to keep confidential all information obtained from the other both pursuant to this Agreement and prior to and in contemplation of it and all other information that it may acquire from the other in the course of this Agreement, to respect the other’s proprietary rights therein, to use the same exclusively for the purposes of or as contemplated by this Agreement, and to disclose the same only to those of its employee and sub-contractors pursuant to this Agreement (if any) to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement.

3.2.	Clause 3.1 shall not apply to information which is trivial or obvious; or prior to receipt thereof from one party was in the possession of the other and its free disposal; or is subsequently disclosed to the recipient party without any obligations of confidence by a third party who has not derived it directly or indirectly from the other party; or is or becomes generally available to the public through no act or default of the recipient party.

3.3.	Each party shall procure that all its employees and sub-contractors pursuant to this Agreement (if any) who have access to any information of the other to which Clause 3.1 applies shall be made aware of and subject to these obligations.

4.	WARRANTY AND LIABILITY

4.1.	The Service Provider warrants that the Software will perform in accordance with the Documentation for a period of six (6) months from the Effective Date. The Service Provider support engineers will make commercially reasonable efforts to address or workarounds for any such problems, provided that the same shall been notified to the Service Provider in writing.

4.2.	The Service Provider warrants that it will perform the services with reasonable care and skill. If the Service Provider is shown to be in breach of the above warranty in relation to particular services, then the Service Provider’s sole liability shall be at its options to as soon as reasonably practicable take such steps as may be reasonably necessary to render the result of such services as they would have been had the Service Provider supplied such services accordance with such warranty or to refund the value of the particular services to GHC.

4.3.	The Service Provider does not exclude or limit its liability in negligence for death or personal injury, or for fraud, or otherwise insofar as any exclusion or limitation of its liability is void, prohibited or unenforceable by law.

4.4.	In no event whatsoever will the Service Provider be liable for any indirect or consequential loss (including without limitation, loss of use; data; information; business; production or goodwill), exemplary or incidental damages or loss profits whatsoever, whether in contract, tort (including negligence, strict liability and all others), warranty, indemnity or under statute, even if the Service Provider has been advised of the likelihood of same.

4.5.	In the event that notwithstanding any other provisions of this agreement, the Service Provider is found liable for any loss or damaged suffered by GHC arising out of or in connection with this agreement, whether in contract, tort (including negligence, strict liability and all others) breach of statutory duty or otherwise, the Service Provider shall not bear any liability in connection with any loss of data, software restoration, loss of production, loss of profits, loss of goodwill, loss of business information, loss or damage associated with downtime, business interruption, or indirect losses or consequential damages of any kind arising out of or in connection with any Claim, regardless of the cause thereof even if the Service Provider has been advised of the possibility of such damages.

5.	DURATION AND TERMINATION

5.1.	Either party may terminate this Agreement by at least two (2) months’ notice in writing to the other party.

5.2.	Either party may at any time by notice in writing to the other party terminate this Agreement with effect from the date of service of such notice if:

5.2.1.	the other party commits a material breach of this Agreement which is not remedied, or does not otherwise cease to be material, within 30 days after the non-breaching party has been written notice to the breaching party identifying the breach and requiring it to be remedied; or

5.2.2.	the other party passes a resolution for winding up or a court of competent jurisdiction makes an order that the other party be wound up (in either case) otherwise than for the purpose of bona fide reconstruction or amalgamation; or

5.2.3.	a receiver, manager, administrator or administrative receiver is appointed in respect of the other party’s business or any part thereof; or

5.2.4.	the other party makes or attempts to make an arrangement with or for the benefits of its creditors or is unable to pay its debts as they fall due; or

5.2.5.	the other party ceases to carry on business; or

5.2.6.	any event occurs in relation to the other party, that is analogous under any foreign jurisdiction to any of the events referred to in Clauses 5.2.2 to 5.2.4 above.

5.2.7.	Either party (“the Non-Defaulting Party”) may immediately terminate this Agreement upon written notice to the other party (“the Defaulting Party”) if the Defaulting Party fails to comply with any other term or condition of this Agreement, or if in the opinion of the Non-Defaulting Party, such breach is remediable, and the Defaulting Party fails to remedy such breach within sixty (60) days after the Non-Defaulting Party gives the Defaulting Party written notice of the breach.

6.	CONSEQUENCES OF TERMINATION

6.1.	Termination of this Agreement, for whatever cause, shall be without prejudice to the rights of either party accrued prior thereto and termination shall not affect any provision of this Agreement which, in order to give full effect to its meaning, needs to survive such termination (and all such provisions shall survive such termination to the extent necessary to give full effect to their meanings).

7.	FORCE MAJEURE

7.1.	If the performance of any obligation hereunder is prevented or delayed, in whole or in part, by reason of an act of God, or the consequences thereof, including but not limited to fire, flood, typhoon, earthquake, or by reason of riots, wars, hostilities, governmental restrictions (including delay in, or rejection or, issuance of permits or approvals), terrorist attacks, trade embargoes, strikes, lockouts, or industrial disputes or any cause beyond the control of the parties, then neither of the parties to this Agreement shall be responsible to the other party for delay in the performance or the non-performance of an obligation hereunder and:

7.1.1.	The affected party shall promptly inform the other party in writing of such an occurrence starting the reason for the delay or inability to perform whereupon:

7.1.2.	The time in which the obligation in question should have been performed will be extended by the period of the unavoidable delay; and

7.1.3.	The affected party will take all necessary steps to rectify the situation to the extent it is within that party’s power so to do.

7.2.	Nothing in this Clause 7.1 shall entitle GHC to delay any payments due hereunder unless payment of same are directly so prevented in which event interest shall accrue on the unpaid amount thereof in accordance with this Agreement.

8.	NON-SOLICIATION

8.1.	GHC acknowledges that the Service Provider’s employees engaged in the provision of the services are a key resource and an important factor in the Service Provider’s ability to provide and continuing to support and maintenance service fulfil its obligations hereunder. GHC therefore agrees that it will not either during the course of this Agreement or for a period of twelve (12) months after its completion or termination (for whatever reason) employ, engage the service of, offer employment to, or otherwise entice away from employment, any of the Service Provider’s employee, or procure or assist any third party so to do.

9.	GENERAL

9.1.	Agreement and any rights granted hereunder to GHC may not be assigned, sub-licensed or otherwise transferred by GHC to any third party without the written consent of the Service Provider.

9.2.	In the event that any of the terms of this Agreement shall be determined to be valid, unlawful or unenforceable to any extent such terms shall be severed from the remaining terms, which shall continue to be valid to the fullest extent permitted by law.

9.3.	Any notice or other communication required or permitted under this Agreement shall be given in writing to the address of the recipient as notified from time to time and will be deemed to have given or made when delivered personally; if properly addressed and posted by prepaid A.R. Registered Post in Hong Kong; if sent by facsimile upon being sent if confirmed by post; or electronically upon receipt if acknowledge to have been received.

9.4.	Any changes to the scope of works shall be mutually agreed by the Parties in writing upon confirmation of changes. No amendment, variation or discharge of this Agreement is valid unless accepted in writing by both parties.

9.5.	The failure of either party to exercise or enforce any rights under this Agreement shall not amount to a waiver of those rights.

9.6.	This agreement shall be governed by and construed in accordance with the laws of Hong Kong.

9.7.	All disputes arising in connection with this Agreement shall be subjected to the non- exclusive jurisdiction of the Hong Kong courts.

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IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representative as of the date set forth above.

Signed for and on behalf of	)

GRAND HARVEST CORPORATION	)
LIMITED (Company No.860483)
)

	)	/s/ Shio Tian Ho
	)	Authorized Signatory

	)	Full Name: Shio Tian Ho

Date:

Signed for and on behalf of	)

GLOBAL IBO GROUP LTD.	)

(Company No. 403069))

	)	/s/ Kueh Jing Tuang
	)	Authorized Signatory

	)	Full Name: Kueh Jing Tuang

Date:

SCHEDULE 1

CONTACT DETAILS

Party	Item	Particular
GRAND HARVEST CORPORATION LIMITED	Delivery Address	Room 803, Tung Hip Commercial Building,248 Des Voeux Road Central, Hong Kong
	Email Address	shiotianho@ag7.biz
	Attention to	Shio Tian Ho
	Contact No.	[REDACTED]
Global IBO Group Ltd.	Delivery Address	Unit 2905 & Unit 2912, 29/F, Metroplaza Tower 2, 223 Hing Fong Road, Kwai Chung, N.T., Hong Kong
	Email Address	k.zelt@globalibo.com
	Attention to	Mr Zelt Kueh Jing Tuang
	Contact No.	[REDACTED]

SCHEDULE 2

SERVICES

Subject to the terms of the Agreement, the Service Provider agrees to develop a set of Artificial Intelligence (AI) software modules for GHC in relation to the Airport and Port Management Systems where the Service Provider shall hereby deliver the items listed below:

1.	Module Planning and Requirements Gathering

a.	Requirements document outlining functional and technical needs
b.	Feasibility study on technical, operational, and economic feasibility covering resource needs, budget and timeline.
c.	Project plan detailing milestones, timelines and dependencies.
d.	Risk assessment on potential risks and mitigation strategies.

2.	Module Design and Architecture

a.	Architecture diagrams including network, hardware and software components.
b.	Data flow diagrams to illustrate data inputs, processes and outputs, including integration points with other modules.
c.	User Interface (UI) design prototypes.
d.	Database design detailing storage of operational data, historical data and predictive analytics data.

3.	Airport Management Core Modules Development

a.	Operational Management:

i.	AI Predictive Scheduling Engine - The AI Predictive Scheduling Engine analyzes historical, seasonal, and real-time data to predict passenger flow peaks and resource needs. By examining historical, seasonal, and real-time data, the AI Predictive Scheduling Engine improves staffing efficiency and capacity planning, reducing wait times and optimizing service quality.
ii.	AI Resource Allocation Engine - The AI Resource Allocation Engine dynamically optimizes gate assignments, runway scheduling, and personnel allocation based on real-time passenger volume and flight schedules, effectively reducing delays and increasing overall efficiency.
iii.	AI Traffic and Flow Optimization Engine - The AI Traffic and Flow Optimization Engine simulates passenger flow using digital twin technology, optimizing movement through key areas like check-in counters, security checkpoints, and boarding gates to minimize congestion.

b.	Passenger Processing and Experience:

i.	AI Biometric Identification Engine - The AI Biometric Identification Engine offers secure and efficient check-ins and immigration clearance by using facial recognition, fingerprint scanning, and iris recognition technology. This engine helps minimize queues and enhances security.
ii.	AI Personalized Notification Engine - This engine uses real-time data and machine learning algorithms to send tailored alerts to passengers, informing them of flight status updates, gate changes, and estimated wait times. The AI Personalized Notification Engine ensures passengers receive relevant information to improve their experience.
iii.	AI Smart Baggage Tracking Engine - The AI Smart Baggage Tracking Engine integrates IoT sensors and AI algorithms to monitor luggage in real-time, optimizing baggage flow and reducing the occurrence of misplaced luggage.

c.	Predictive Maintenance:

i.	AI Equipment Health Monitoring Engine - By continuously analyzing data from baggage systems, conveyor belts, and HVAC systems, the AI Equipment Health Monitoring Engine predicts maintenance needs and detects anomalies before they become critical issues.
ii.	AI Fleet Management Engine - The AI Fleet Management Engine tracks the usage and condition of ground support vehicles, employing predictive algorithms to forecast maintenance schedules and maximize vehicle availability.
iii.	AI Infrastructure Inspection Engine - This engine uses drones equipped with AI- powered image recognition to monitor the condition of runways, taxiways, and terminal infrastructure. The AI Infrastructure Inspection Engine helps detect early signs of wear or structural damage.

d.	Data Analytics and Decision Support:

i.	AI Operational Insights Engine - The AI Operational Insights Engine consolidates data from various airport systems into interactive dashboards, giving decision-makers insights into passenger volume, equipment status, and resource needs in real-time.
ii.	AI Capacity Planning and Forecasting Engine - This engine employs predictive analytics to model long-term growth trends and plan infrastructure expansions, staffing needs, and technology investments. The AI Capacity Planning and Forecasting Engine supports proactive decision-making.
iii.	AI Customer Satisfaction Analysis Engine - The AI Customer Satisfaction Analysis Engine processes passenger feedback and social media sentiment to identify service improvement areas and enhance the passenger experience.

e.	Communication and Coordination:

i.	AI Passenger Communication Engine - The AI Passenger Communication Engine powers chatbots to answer common passenger questions about flights, check-ins, and amenities, providing efficient and real-time updates.
ii.	AI Coordination Engine for Airlines and Ground Services - This engine enables data sharing between airlines, ground services, and airport personnel to synchronize schedules and improve overall coordination. The AI Coordination Engine for Airlines and Ground Services reduces miscommunication and delays.

4.	Port Management Core Modules Development

a.	Operational Management:

i.	AI Predictive Cargo Demand and Berth Scheduling Engine - This AI engine forecasts cargo volumes and optimizes berth allocations and dock scheduling based on ship traffic and port capacity. The AI Predictive Cargo Demand and Berth Scheduling Engine enhances port efficiency by reducing waiting times and avoiding conflicts in berth usage.
ii.	AI Automated Resource Allocation Engine - The AI Automated Resource Allocation Engine allocates cranes, loading equipment, and dock workers based on real-time and forecasted demands. It maximizes throughput and minimizes delays by intelligently distributing resources according to need.
iii.	AI Traffic and Flow Optimization Engine - This AI engine manages truck and vehicle flow within the port, reducing congestion at key areas like cargo loading zones and entry/exit points. The AI Traffic and Flow Optimization Engine enhances overall port efficiency by improving vehicle routing and loading schedules.

b.	Cargo Handling and Processing:

i.	AI Cargo Routing and Stacking Optimization Engine - The AI Cargo Routing and Stacking Optimization Engine optimizes cargo stacking and routing for efficient retrieval and loading. This AI engine improves storage utilization and reduces cargo handling times.
ii.	AI Automated Customs Clearance Engine - This AI engine leverages AI- powered document analysis and anomaly detection to expedite customs clearance processes. The AI Automated Customs Clearance Engine ensures compliance with import/export regulations while reducing bottlenecks in clearance procedures.
iii.	AI Container and Inventory Tracking Engine - The AI Container and Inventory Tracking Engine integrates IoT and AI to track container locations in real-time. This engine facilitates smooth logistics by reducing instances of misplaced goods and ensuring accurate inventory counts.

c.	Predictive Maintenance:

i.	AI Equipment Health Monitoring Engine - The AI Equipment Health Monitoring Engine analyzes sensor data from cranes, conveyor belts, and handling equipment to predict issues before they cause operational interruptions.
ii.	AI Fleet and Vehicle Maintenance Engine - This AI engine optimizes the maintenance of port vehicles, including trucks, forklifts, and container movers. The AI Fleet and Vehicle Maintenance Engine helps prevent downtime and increase vehicle efficiency.
iii.	AI Infrastructure Health Analysis Engine - The AI Infrastructure Health Analysis Engine employs drone-based image recognition to monitor docks, piers and storage areas for early signs of wear and tear, enabling proactive maintenance measures.

d.	Communication and Coordination:

i.	AI Automated Client and Stakeholder Communication Engine - This AI engine powers chatbots to assist shipping clients with real-time updates on cargo status, clearance times, and scheduling changes. The AI Automated Client and Stakeholder Communication Engine improves communication efficiency.
ii.	AI Interagency Coordination Engine - The AI Interagency Coordination Engine integrates data across customs, logistics providers, and port authorities, providing a unified operational view and reducing delays caused by miscommunication.

5.	Module Integration

a.	Data integration setup for the configuration of data connections and integration points.
b.	Security configurations for the implementation of security protocols, user authentication and data encryption to protect sensitive information.
c.	Automated testing scripts for continuous integration testing, stress testing, and performance testing.

SCHEDULE 3

PAYMENT SCHEDULE

GHC shall pay to the Service Provider the Sums of USD60,000,000.00 as total consideration of the Services. GHC shall pay to the Service Provider the Charges for the provision of Services according to the Payment Schedule as follows:

Payment Schedule	Amount (%)
1st Payment	10% of total project sum
2nd Payment	20% of total project sum
3rd Payment	20% of total project sum
4th Payment	20% of total project sum
5th Payment	30% of total project sum
TOTAL	USD60,000,000.00

Unless stated otherwise, any sum payable by GHC to the Service Provider pursuant to this Agreement is due fourteen (14) days from the date GHC’s receipt of the Service Provider’s invoice therefore.